Exhibit 23.5

CONSENT OF R. DENNIS BERGEN In connection with the filing of the registration statement on Form F-3 (as may be amended from time to time, the “Registration Statement”) of Franco-Nevada Corporation with the U.S. Securities and Exchange Commission, I consent to the references to my name and to the use of the technical report entitled “Technical Report on the Goldstrike Mine, Eureka and Elko Counties, State of Nevada, USA,” dated March 16, 2012 (the “Report”), and the information derived from the Report, included in, or incorporated by reference into, the Registration Statement. (DATED): July 22, 2013 R. Dennis Byrgen Name: R. Dennis Byrgen, P.Eng. RPA Inc. 1130 Pender Street Suite 388 I Vancouver, BC, Canada V6E 4A4 IT +1 (604)602 6767 www.rpacan.com